================================================================================
SEC 2069
(11-01)      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF
Previous     INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
versions     UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
obsolete
================================================================================

                                                  -----------------------------
            UNITED STATES                                 OMB APPROVAL
  SECURITIES AND EXCHANGE COMMISSIO               -----------------------------
        WASHINGTON, D.C. 20549                    OMB Number:       3235-0167
                                                  -----------------------------
                                                  Expires:   October 31, 2004
               FORM 15                            -----------------------------
                                                  Estimated average burden
                                                  hours per response.....1.50
                                                  -----------------------------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-39646
                                                                       ---------

                                 Velocita Corp.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     2941 Fairview Park Drive, Falls Church, Virginia 22042, (703) 564-7200
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          13.75% Senior Notes due 2010
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    |_|                 Rule 12h-3(b)(1)(i)    |_|
     Rule 12g-4(a)(1)(ii)   |_|                 Rule 12h-3(b)(1)(ii)   |_|
     Rule 12g-4(a)(2)(i)    |_|                 Rule 12h-3(b)(2)(i)    |_|
     Rule 12g-4(a)(2)(ii)   |_|                 Rule 12h-3(b)(2)(ii)   |_|
                                                Rule 15d-6 --------    |X|

Approximate number of holders of record as of the certification or notice date:  15
     -----

Pursuant to the requirements of the Securities Exchange Act of 1934, Velocita Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     May 15, 2002              BY:  /s/ W.Terrell Wingfield, Jr.
                                         ----------------------------
                                         W. Terrell Wingfield, Jr.
                                         Senior Vice President
                                         and General Counsel


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.